Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Presents Staccato® Loxapine Responder Analyses

in Agitated Adult Patients with Schizophrenia or Bipolar Disease at the 2011 USPMHC Annual Conference

Mountain View, California - November 8, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced that it is presenting at the 24th Annual U.S. Psychiatric and Mental Health Congress, being held November 7 - 10, 2011. The abstract and poster presentation, entitled “Treating Agitation with Inhaled Loxapine (AZ-004): Responder Analyses in Patients with Schizophrenia or Bipolar Disorder”, is being presented today by Dr. James V. Cassella, Alexza’s Senior Vice President of Research and Development. Alexza has previously reported and presented the primary findings of its two Phase 3 clinical trials with Staccato loxapine. In this presentation, Alexza is presenting additional analyses of these data, using two different responder methodologies.

Methodologies

The efficacy of Staccato loxapine in treating agitation was measured using the PANSS-Excited Component (PEC) and Clinical Global Impression - Improvement (CGI-I) scales in two Phase 3 randomized, double-blind, placebo-controlled trials in agitated patients with schizophrenia (n=344) or bipolar I disorder (n=314). At the beginning of the treatment period, patients received a single inhalation of either 0mg (placebo), 5mg or 10mg of Staccato loxapine. The primary endpoint was successfully achieved in both studies and has been previously reported and published. As a further efficacy assessment, two responder analyses, PEC40 and CGI-Improvement, were conducted with responders defined as: (1) patients with a ≥40% decrease from baseline in the total PEC score (starting at 10 minutes post-dose); and (2) patients rated as “much improved” or “very much improved” on the CGI-I scale (assessed at 2 hours post-dose). Responder analyses are important as they are a method to determine the magnitude of clinical relevance of patient response to a treatment.

PEC40 Responders Analysis

In agitated patients with schizophrenia or bipolar disorder, the number of PEC40 responders was statistically significantly greater at all time points for patients treated with either dose of Staccato loxapine, compared to patients who received Staccato placebo. Importantly, significant differences from placebo were noted at the first assessment time of 10 minutes post-dose for both dose groups and in both patient groups. The results for the PEC40 Responders analysis are summarized below.

Staccato Loxapine PEC40 Responder Analysis

Schizophrenia Patients

(% with ≥40% decrease from baseline PEC score)

Time Point	Placebo	5mg Staccato Loxapine	10mg Staccato Loxapine
10 minutes	6.1%	17.2%	18.8%
20 minutes	15.7%	29.3%	42.9%
30 minutes	27.8%	46.6%	57.1%
45 minutes	32.2%	50.0%	70.5%
60 minutes	38.3%	57.8%	71.4%
90 minutes	38.3%	61.2%	74.1%
120 minutes	38.3%	62.9%	69.6%

Staccato Loxapine PEC40 Responder Analysis

Bipolar Disorder Patients

(% with ≥40% decrease from baseline PEC score)

Time Point	Placebo	5mg Staccato Loxapine	10mg Staccato Loxapine
10 minutes	7.6%	18.3%	21.9%
20 minutes	15.2%	36.5%	49.5%
30 minutes	23.8%	59.6%	61.9%
45 minutes	29.5%	64.4%	70.5%
60 minutes	28.6%	69.2%	72.4%
90 minutes	27.6%	62.5%	72.4%
120 minutes	27.6%	62.5%	73.3%

CGI-I Responders Analysis

In patients with schizophrenia, 57.4% of the 5mg patients and 67.0% of the 10mg patients treated with Staccato loxapine were CGI-I responders, compared with 35.7% of placebo patients. In patients with bipolar disorder, 66.3% of the 5mg patients and 74.3% of the 10mg patients treated with Staccato loxapine were CGI-I responders, compared with 27.6% of placebo patients. In both patient populations, the CGI-I responders were statistically significantly greater for patients treated with either dose of Staccato loxapine, compared to patients who received Staccato placebo. The results for the CGI-I Responders analysis are summarized below.

Staccato Loxapine CGI-I Responder Analysis

2-Hour CGI-Improvement

(% of Patients Rated as “Much Improved” or “Very Much Improved”)

Staccato Loxapine Dose Group	Schizophrenia Patients	Bipolar Disorder Patients
10mg	67%	74%
5mg	57%	66%
Placebo	36%	28%

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted on August 4, 2011 and has a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012. The ADASUVE NDA will be presented to an advisory committee on December 12, 2011.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer International, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This press release includes forward-looking statements regarding the development, therapeutic potential, efficacy and safety of ADASUVE (Staccato loxapine). Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com